CERTIFIED RESOLUTIONS

      I, John F. Splain, Assistant Secretary of Total Return U.S. Treasury Fund, Inc., Managed Municipal Fund, Inc., North American Government Bond Fund, Inc. and ISI Strategy Fund, Inc. (collectively, the "Funds"), hereby certify that the following resolutions were adopted by the Board of Directors of the Funds on September 16, 2009, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

       RESOLVED, with respect to each of Total Return U.S. Treasury Fund, Inc., Managed Municipal Fund, Inc., North American Government Bond Fund, Inc. and ISI Strategy Fund, Inc. (each a "Fund" and, together, the "Funds"), that taking into consideration all relevant factors, it is the determination of the Board, including a majority of the independent Directors, that the joint Fidelity Bond (the "Bond") issued by Great American Insurance Company effective November 1, 2009 to October 31, 2010, in the amount of $2,050,000, is reasonable in form and amount and is in the best interests of each Fund and its shareholders; and

       FURTHER RESOLVED, that taking into consideration all relevant factors, it is the determination of the Board, including a majority of the independent Directors, that each Fund shall be allocated a portion of the premium for the Bond equal to the proportion that the minimum amount of fidelity bond coverage required for such Fund individually by Rule 17g-1 under the Investment Company Act of 1940 (the "1940 Act") bears to the total of the required coverage; and

       FURTHER RESOLVED, that the appropriate officers of the Funds be, and each hereby is, authorized and directed to pay all premiums for the Bond and to make such filings as may be necessary to maintain or increase the current amount of fidelity bond coverage in accordance with the 1940 Act and the rules thereunder; and

       FURTHER RESOLVED, that the Funds are authorized to enter into an agreement with all other insureds under the Bond providing that in the event recovery is received under the Bond as a result of a loss sustained by more than a single Fund, each such Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which it would have received had it provided and maintained a single insured bond.

IN WITNESS WHEREOF, I have hereunto signed my name this 7th day of December, 2009.


                                    /s/ John F. Splain
                                   -----------------------------------
                                   John F. Splain, Assistant Secretary